LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of May 2, 2024 (the “Closing Date”) is entered into among WEREWOLF THERAPEUTICS, INC., a Delaware corporation (as representative of any Borrowers hereunder from time to time, “Borrower Representative”, and in its capacity as issuer of the Conversion Shares, “Issuer”), each other Person party hereto as a borrower from time to time (together with Borrower Representative, collectively, “Borrowers”, and each, a “Borrower”), each Person party hereto as a guarantor from time to time (together with each other guarantor with respect to the Obligations, collectively “Guarantors”, and each a “Guarantor”, and together with Borrowers, collectively “Loan Parties”, and each, a “Loan Party”), the lenders from time to time party hereto (collectively, “Lenders”, and each, a “Lender”), K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and ANKURA TRUST COMPANY, LLC, as collateral trustee for Secured Parties (in such capacity, together with its successors, “Collateral Trustee”).
AGREEMENT
Borrower Representative, each other Loan Party from time to time party hereto and each Secured Party hereby agree as follows:
1.ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied; provided that any obligations of a Person that are or would have been treated as operating leases or capital leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases or capital leases (whether or not such operating lease obligations or capital lease obligations, as applicable, were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.
2.LOAN AND TERMS OF PAYMENT
2.1Promise to Pay. Each Borrower hereby unconditionally promises to pay each Lender, ratably, the outstanding principal amount of all Loans advanced by such Lender, accrued and unpaid interest, fees and charges thereon and to pay all other Obligations as and when due in accordance with this Agreement.
2.2Availability and Repayment or Conversion of the Loans.
(a)Availability.
(i)Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers an advance on the Closing Date in principal amount equal to its First Tranche Term Loan Commitment (the “First Tranche Term Loans”). The First Tranche Term Loan Commitments shall consist of the First Tranche Part A Term Loan Commitment, which is subject to conversion in accordance with Section 2.2(e), and the First Tranche Part B Term Loan Commitment. Lenders’ commitments to make the First Tranche Term Loans shall terminate upon the funding of the First Tranche Term Loans on the Closing Date.
(ii)Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers an advance during the Second Tranche Availability Period in principal amount equal to its Second Tranche Term Loan Commitment (the “Second Tranche Term Loans”). Lenders’ commitments to make the Second Tranche Term Loans shall terminate upon the earlier of (i) the end of the Second Tranche Availability Period, and (ii) the date the Second Tranche Term Loans have been funded.
(iii)Subject to achievement of the Third Tranche Milestone and the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers an advance during the Third Tranche Availability Period in principal amount up to its Third Tranche Term Loan Commitment (the “Third Tranche Term Loans”), provided that if the amount of the Third Tranche Term Loan requested is less than the remaining aggregate Third Tranche Term Loan Commitments, each Lender shall fund its Pro Rata Share of the requested Third Tranche Term Loan. Lenders’ commitment to make the Third Tranche Term Loans shall terminate upon the earlier of (i) the end of the Third Tranche Availability Period, and (ii) the date a Third Tranche Term Loan has been funded.
(iv)Subject to Lenders’ review of Borrowers’ clinical and financial/operating plan at the time of a requested funding of a Loan under this subsection (each a “Fourth Tranche Term Loan”, and collectively the “Fourth Tranche Term Loans”, and together with the First Tranche Term Loans, the Second Tranche Term Loans and the Third Tranche Term Loans, collectively, the “Term Loans”, and each, a “Term Loan”), each Lender may, severally and not jointly, make to Borrowers one or more advance at any time prior to the Amortization Date in an aggregate principal amount up to its respective Fourth Tranche Term Loan Amount. Lenders have no commitment to make any Fourth Tranche Term Loans, which may be made in their sole and absolute discretion.
Borrowers shall use the proceeds of the Term Loans (i) to repay existing outstanding Indebtedness of Borrower Representative owing to Banc of California, and (ii) for working capital and general corporate purposes, and with respect to any Fourth Tranche Term Loan, including for any other purpose approved by Lenders in connection with the approval of the funding thereof. Once repaid, no Term Loans may be reborrowed.
(b)Repayment. Commencing on the Amortization Date, and continuing thereafter on each Payment Date through the Term Loan Maturity Date, Borrowers shall make consecutive monthly payments of equal principal and interest, in an amount which would fully amortize the principal amount of the Term Loans and accrued interest thereon by the Term Loan Maturity Date, provided that if the Applicable Rate is adjusted, the Amortization Date is extended in accordance with its terms, or any portion of the principal amount is converted, the amortization schedule and the required monthly installment shall be recalculated based on the adjusted Applicable Rate and/or the adjusted number of Payment Dates through the Term Loan Maturity Date. Any and all unpaid Obligations, including principal and accrued and unpaid interest in respect of the Term Loans the fees pursuant to the Fee Letter and any other fees and other sums due hereunder, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) or (d).
(c)Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence and during the continuation of an Event of Default by Administrative Agent in accordance with Section 9.1, Borrowers shall immediately pay to Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of:
(i)all outstanding principal plus accrued and unpaid interest thereon, plus
(ii)all amounts then due in accordance with the Fee Letter, plus
(iii)all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts.
(d)Permitted Prepayment of Loans. Borrowers shall have the option to prepay all, but not less than all, of the Loans, provided Borrowers provide written notice to Administrative Agent of its election to prepay the Loans at least thirty (30) days (or such shorter period as the Administrative Agent may agree in its discretion) prior to such prepayment, and pay, on the date of such prepayment, to Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of:
(i)all outstanding principal plus accrued and unpaid interest thereon through the prepayment date, plus
(ii)all amounts then due in accordance with the Fee Letter, plus
(iii)all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.
Notwithstanding the foregoing provisions of this Section 2.2(d), any notice of prepayment hereunder may state that such prepayment is conditioned upon the effectiveness of a refinancing or any other transaction, in which case such notice of prepayment may be revoked or extended by Borrowers on or prior to the specified effective date of such prepayment if such condition is not satisfied.
(e)Conversion at Lenders’ Election.
(i)Conversion Election. Lenders may jointly elect at any time and from time to time after the Closing Date and prior to the repayment or prepayment in full of the First Tranche Part A Term Loans to convert any portion of the outstanding principal amount of the First Tranche Part A Term Loan then outstanding (the “Conversion Amount”) into shares of Common Stock (“Conversion Shares”) at the Conversion Price pursuant to a Conversion Election Notice, to be delivered at the direction of Lenders by Administrative Agent to Issuer, provided that the aggregate principal amount converted to Common Stock in accordance with this Section 2.2(e) shall not exceed $5,000,000 (any such conversion, a “Lender Conversion”). A Conversion Election Notice, once delivered, shall be irrevocable unless otherwise agreed in writing by Issuer and subject to subsection (ii) below. On the third trading day after a Conversion Election Notice has been duly delivered in accordance with the foregoing, Issuer shall credit to each Designated Holder a number of Conversion Shares equal to (x) the Conversion Amount indicated in the applicable Conversion Election Notice divided by (y) Conversion Price, rounded down to the nearest whole share; provided that if transfer agent for Issuer’s Common Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the applicable Designated Holder is eligible to receive Conversion Shares through DTC and the restrictive legend has been removed from such Conversion Shares in accordance with Section 2.2(e)(x), such credit of Conversion Shares shall be made to Designated Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. The issuance of the Conversion Shares to the Lenders in accordance with this Section 2.2(e)(i) will constitute a satisfaction in full of the Conversion Amount by the Issuer. For the avoidance of doubt, except for fees accruing in respect of Loans advanced as set forth in paragraph 2 of the Fee Letter, no premium, penalty or Prepayment Fee (as defined in the Fee Letter) shall apply to the principal amounts of the Loans converted into shares of Common Stock pursuant to this Section 2.2(e).
(ii)Reservation of Shares. Issuer shall reserve from its duly authorized and unreserved capital stock not less than the number of Conversion Shares that may be issuable pursuant to a conversion of the then outstanding First Tranche Part A Term Loan principal amount pursuant to this Section 2.2(e), provided that if at any time Issuer no longer has sufficient number of authorized and unreserved shares of Common Stock then issuable upon conversion of the then outstanding First Tranche Part A Term Loan principal amount (without regard to any applicable cap on conversion pursuant to subsection (vi) and (vii) below), then Issuer shall promptly take all action necessary to increase its authorized and unreserved Conversion Shares to an amount sufficient to cure such shortfall. In the event that upon any delivery of a Conversion Election Notice there are insufficient authorized and unreserved Conversion Shares to deliver in satisfaction of such Conversion Election Notice, then the applicable Lender may elect to void such Conversion Election Notice. Upon issuance of Conversion Shares pursuant to Section 2.2(e), such shares shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, any liens and charges with respect to the issue thereof, and shall be free of any restrictions on transfer, except for any restrictions under Federal or state securities laws.
(iii)Rule 144. With a view to making available to Designated Holders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Securities and Exchange

Commission (the “SEC”) that may at any time permit Designated Holders to sell shares of Common Stock issuable (directly or indirectly) pursuant to a Conversion Election Notice to the public without registration, Issuer shall: (A) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, until six (6) months after such date as all of Conversion Shares issued may be sold without restriction by Designated Holders pursuant to Rule 144 or any other rule of similar effect; (B) use commercially reasonable efforts to file with the SEC in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of Issuer under the Exchange Act; and (C) furnish to Designated Holders, upon request, as long as Designated Holders own any Conversion Shares issued pursuant to a Conversion Election Notice, such information as may be reasonably requested in order to avail Designated Holders of any rule or regulation of the SEC that permits the selling of any Conversion Shares issued without registration.
(iv)Registration Rights. If Issuer decides to register any of its securities for its own account or for the account of others (if the agreement pursuant to which such securities are being registered for the account of others so allows), then Issuer will use its commercially reasonable efforts to include in such registration all or any part of the Conversion Shares issued or issuable requested by Administrative Agent to be included therein. This requirement does not apply to registrations on Form S-4 or S-8 or their equivalents (relating to equity securities to be issued in connection with an acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans) or to registration statements that would otherwise not permit the registration of re-sales of previously issued securities, or to the extent, as of any date of determination, the Conversion Shares may be sold by the applicable Designated Holder pursuant to Rule 144, without any time, volume or manner limitations (or any similar provision then in effect).
(v)Authorization. For so long as Designated Holders hold any Conversion Shares issued pursuant to this Section 2.2(e), Issuer shall use commercially reasonable efforts to maintain the Common Stock’s authorization for listing on a Trading Market and Issuer shall not take any action which would reasonably be expected to result in the delisting or suspension of the Common Stock on such national securities exchange on which the Common Stock is listed.
(vi)Limitations on Conversion.
(A)Beneficial Ownership. Notwithstanding anything herein to the contrary, Issuer shall not issue a number of Conversion Shares pursuant to this Section 2.2(e) to the extent that, upon such issuance, the number of shares of Common Stock then beneficially owned by each Designated Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Designated Holders for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”); provided that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act, provided further that Lenders shall have the right, upon 61 days’ prior written notice to Issuer, to waive the 9.985% Cap.
(B)Principal Market Regulation. Issuer shall not issue a number of Conversion Shares pursuant to this Section 2.2(e), if the issuance of such shares together with any previously issued Conversion Shares, would result in (A) the issuance of more than 19.99% of the Common Stock outstanding as of the Closing Date or (B) Designated Holders, together with their Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Designated Holder’s for purposes of Section 13(d) of the Exchange Act, beneficially owning in excess of 19.99% of the then outstanding Common Stock and, in each case, for the avoidance of doubt, the applicable Conversion Amount will be reduced as necessary to ensure compliance with the foregoing.
(C)Beneficial Ownership Determination. For purposes of this Section 2.2(e), “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by each Designated Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of Administrative Agent, Issuer shall, within two (2) trading days, confirm to Administrative Agent the number of Shares then outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

(vii)Certain Adjustments. If Issuer declares or pays a dividend or distribution on the outstanding Conversion Shares payable in Common Stock or other securities or property (other than cash), then upon exercise of any conversion option in accordance with this Section 2.2(e), for each Conversion Share acquired, Designated Holder shall receive, without additional cost to Designated Holder, the total number and kind of securities and property which Designated Holder would have received had Designated Holder owned the Conversion Shares of record as of the date the dividend or distribution occurred. Upon any event whereby all of the outstanding Common Stock of Issuer is reclassified, converted, exchanged, combined, divided, substituted, or replaced for, into, with or by securities of a different class and/or series, then from and after the consummation of such event, the Conversion Shares issuable will be the number, class and series of securities that Designated Holder would have received had the Conversion Shares been outstanding on and as of the consummation of such event, and the Conversion Price shall be adjusted accordingly. The provisions of this Section 2.2(e)(vii) shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events. Issuer shall promptly notify Lenders of any event causing an adjustment pursuant to this Section 2.2(e)(vii), and at Lenders’ request, shall deliver a certificate of adjustment, setting forth the adjustment and attaching calculations supporting the same, certified by a Responsible Officer.
(viii)No Fractional Shares. Upon any Lender Conversion, any fraction of a Conversion Share will be rounded down to the next whole share or unit of the Conversion Shares, and in lieu of such fractional shares to which the Designated Holder would otherwise be entitled, the Issuer shall, at its option, either pay the Designated Holder cash equal to such fraction multiplied by the applicable Conversion Price, or return such amount to principal under the First Tranche Part A Term Loan.
(ix)Exemption from Registration. Assuming the accuracy of representations and warranties made by Lenders in this Agreement and the accuracy of representations and warranties of Designated Holders in the Conversion Election Notice, the Loans and the associated right to Lender Conversion are exempt from registration under the Securities Act (pursuant to Section 4(a)(2) thereof and/or Rule 506 of Regulation D thereunder) and applicable state securities laws. Issuer is not disqualified from reliance upon Rule 506 of Regulation D for purposes of the Loan and any Lender Conversion, including due to any “Bad Act” disqualification.
(x)Restrictive Legends. Any Note evidencing a First Tranche Part A Term Loan and any certificate evidencing the Conversion Shares may contain a securities legend restricting the transfer thereof, in substantially the following form as long as none of the Unrestricted Conditions have been met:
THIS NOTE AND RELATED RIGHT TO CONVERSION, AND THE SECURITIES ISSUABLE UPON CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION, INCLUDING PURSUANT TO RULE 144 OF THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)7) OF THE SECURITIES ACT.
In the event and for so long as a registration statement covering the resale of the Conversion Shares is effective under the Securities Act, Issuer shall, subject to and in accordance with this paragraph, provide or cause its legal counsel to provide to the transfer agent one or more opinions or authorizations regarding the removal of the Securities Act legend applicable to any Conversion Shares. If a legend removal request is made pursuant to the foregoing, Issuer will use commercially reasonable efforts to, no later than two Business Days following (i) the delivery by Designated Holder to the transfer agent of a legended certificate representing Conversion Shares (or a request for legend removal, in the case of such securities being issued in book-entry form) and (ii) receipt of confirmation of the sale of such security pursuant to the applicable registration statement in accordance with the plan of distribution described therein, deliver or cause to be delivered to the transferee a certificate representing such security that is free from all restrictive legends or an equivalent book-entry position, as requested by Designated Holder; provided that Issuer and its transfer agent have timely received from Designated Holder a seller representation letter regarding such disposition in a form reasonably satisfactory to Issuer and its transfer agent. Any time after a minimum of one year has elapsed from the date of the acquisition of the Conversion Shares from Issuer (or successor entity) and pursuant to Rule 144 or pursuant to any other exemption under the Securities Act, such that the transferee of such securities (provided that Issuer has been a reporting company during such one-year period) acquires the Conversion Shares that need not bear any restrictive legends, and upon compliance by Designated Holder with the requirements of this Section 2.2(e) and (f), if requested by Designated Holder, Issuer shall, subject to and in accordance with this paragraph, provide or cause its legal counsel to provide to the transfer agent one or more opinions or authorizations regarding the removal of legends in reliance on such rule or other exemption. If a legend removal request is made pursuant to the foregoing, Issuer will use commercially reasonable efforts to, no later than two Business Days following the delivery by Designated Holder to the transfer agent of a legended certificate representing such Conversion Shares (or a request for legend removal, in the case of such securities being issued in book-entry form), deliver or cause to be delivered to the transferee a certificate representing such Conversion Shares that is free from all restrictive legends or an equivalent book-entry position, as requested by Designated Holder; provided that Issuer or the transfer agent has timely received from Designated Holder representations and other documentation reasonably acceptable to Issuer and the transfer agent in connection therewith.
(xi)Designated Holder as intended third party beneficiary. Each Designated Holder is an intended third party beneficiary of the provisions of this Section 2.2(e).
(f)Representations of Lenders and Designated Holders. In connection with the making of the First Tranche Part A Term Loans and the related right to Lender Conversion, each Lender hereby represents and warrants, with respect to such Lender and related Designated Holder only:
(i)Investment for Own Account. The First Tranche Part A Term Loans and the right to Lender Conversion and any Note evidencing the same with respect thereto will be acquired by each Lender for such Lender’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or in a transaction exempted under the Securities Act, and such Lender and related Designated Holder have no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Lender’s or Designated Holder’s right at all times to sell or otherwise dispose of all or any part of such Conversion Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Lender to hold the First Tranche Part A Term Loans and the right to Lender Conversion and any Note evidencing the same for any period of time and such Lender reserves the right to transfer the same at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.
(ii)Disclosure of Information. Each Lender and Designated Holder is aware of the business affairs and financial condition of Issuer and has received or has had full access to all information it considers necessary or appropriate to make an informed investment decision with respect to the making of the First Tranche Part A Term Loans, and the related right to Lender Conversion. Each Lender represents that it and each Designated Holder has had an opportunity to ask questions and receive answers from Issuer regarding the terms and conditions thereof and to obtain additional information (to the extent Issuer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Lender or Designated Holder or to which such Lender or Designated Holder has access.
(iii)Investment Experience. Such Lender and related Designated Holder understand that the Conversion Shares involve substantial risk. Such Lender and related Designated Holder have experience as an investor in securities of companies in the development stage and acknowledges that such Lender and Designated Holder can bear the economic risk and complete loss of its investment in the First Tranche Part A Term Loans and the right to Lender Conversion (and any Note) and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
(iv)Restricted Securities. Such Lender and Designated Holder understand that (i) the First Tranche Part A Term Loans and the right to Lender Conversion (and any Note evidencing the First Tranche Part A Term Loans) are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements under the Securities Act and (ii) there is now no registration statement on file with the SEC with respect to the First

Tranche Part A Term Loans and the right to Lender Conversion and the Issuer has no obligation, except in accordance with Section 2.2(e)(iv) above, or current intention to register the Conversion Shares under the Securities Act.
(v)Accredited Investor. Such Lender and Designated Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.
2.3Payment of Interest.
(a)Interest Rate. Subject to Section 2.3(b), the outstanding principal amount of the Loans shall accrue interest from and after its Funding Date, at the Applicable Rate, and Borrowers shall pay such interest monthly in arrears on each Payment Date commencing on June 1, 2024.
(b)Default Rate. Immediately upon the occurrence and during the continuation of an Event of Default, Obligations shall bear interest, at the election of Administrative Agent in its sole discretion, at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Secured Party Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest interest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies pursuant to the Loan Documents. Each Borrower agrees that interest at the Default Rate is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an Event of Default.
(c)Payment; Interest Computation. Interest is payable monthly in arrears on the Payment Date of the following month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 3:00 p.m. Eastern Time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Loan shall be included and the date of payment shall be excluded. Changes to the Applicable Rate based on changes to the Prime Rate, shall be effective as of the date, and to the extent, of such change.
(d)Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to or for the benefit of Lenders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment then due of principal outstanding in respect of the Loans; second, after all principal is repaid, to the payment of accrued interest, third, to the payment of Secured Party Expenses and any other Obligations; and fourth, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers or paid to whomsoever may be legally entitled thereto, provided that amounts payable to Lenders, shall be paid ratably.
2.4Fees and Charges. Borrowers shall pay to Administrative Agent, for the ratable benefit of Secured Parties:
(a)Fees. The fees and charges as and when due in accordance with the Fee Letter; and
(b)Expenses. All Secured Party Expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Closing Date, when due (or, if no stated due date, within ten (10) Business Days after delivery by Administrative Agent of an invoice with respect thereto).
2.5Payments; Application of Payments; Automatic Payment Authorization; Withholding.
(a)All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 3:00 p.m. Eastern Time on the date when due, subject to Schedule 3 with respect to Taxes. Payments of principal and/or interest received after 3:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)No Borrower shall have a right to specify the order or the loan accounts to which a Lender shall allocate or apply any payments made by a Borrower to or for the benefit of such Lender or otherwise received by such Lender under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement. Without limitation of the foregoing, unless expressly so allocated by Administrative Agent, no payment or prepayment of principal shall be applied to the outstanding principal balance under any outstanding First Tranche Part A Term Loans unless all other Term Loans have been repaid in full.
(c)Administrative Agent, on behalf of Secured Parties, may initiate debit entries to any Deposit Accounts as authorized on the Automatic Payment Authorization for principal and interest payments or any other Obligations when due. These debits shall not constitute a set-off. If the ACH payment arrangement is terminated for any reason, Borrowers shall make all payments due hereunder at the applicable address specified in Section 10, or as otherwise notified by Administrative Agent in writing.
(d)Each Loan Party and each Secured Party hereby agrees to the terms and conditions set forth on Schedule 3 hereto.
2.6Promissory Notes. Borrowers agree that: (a) upon written notice by or on behalf of any Lender to Borrowers that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrowers shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to such Lender an appropriate promissory note, in substantially the form attached hereto as Exhibit G, and (b) upon any Lender’s written request, and in any event within a reasonable time after any such request, Borrowers shall execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Loans made by such Lender; provided, further, that such promissory notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to Borrowers within a reasonable period of time after such Lender’s receipt of the replacement notes. Regardless of whether or not any such promissory notes are issued, this Agreement shall evidence the Loans and other Obligations owing or payable by Borrowers to each Lender.
3.CONDITIONS OF LOANS
3.1Conditions Precedent to Initial Loan. Each Lender’s obligation to make the initial Loan is subject to the condition precedent that Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, such documents, and completion of such other matters, as Administrative Agent may reasonably request, including, without limitation:
(a)duly executed signatures to this Agreement;
(a)duly executed signatures to the Fee Letter;
(b)[reserved];
(c)[reserved];
(d)a certificate of each Loan Party, duly executed by a Responsible Officer, certifying and attaching (i) the Operating Documents, (ii) resolutions duly approved by the Board, (iii) any resolutions, consent or waiver duly approved by the requisite holders of each Loan Party’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency;

(e)a payoff letter with respect to Indebtedness outstanding as of the Closing Date to Banc of California, together with all documents reasonably required in connection with the payoff and release of security interests;
(f)the Perfection Certificate of Borrower Representative, together with the duly executed signature thereto;
(g)evidence satisfactory to Administrative Agent, that the insurance policies required by Section 6.5 are in full force and effect;
(h)a legal opinion of counsel to the Loan Parties;
(i)the original stock certificates representing any Shares, if any, together with a stock power or other appropriate instrument of transfer, duly executed by the holder of record of such Shares and in blank; and
(j)payment of the fees in accordance with the Fee Letter and Secured Party Expenses then due as specified in Section 2.4.
3.2Conditions Precedent to all Loans. Each Lender’s obligations to make each Loan is subject to the following conditions precedent:
(a)except for the Term Loan made on the Closing Date, timely receipt of an executed Loan Request by Administrative Agent;
(b)the representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects on the date of the Loan Request and on the Funding Date of each Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date;
(c)no Default or Event of Default shall have occurred and be continuing or result from the Loan; and
(d)there has not been any event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect, or any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Administrative Agent, as determined by Administrative Agent in Administrative Agent’s sole discretion.
3.3Covenant to Deliver.
(a)Loan Parties agree to deliver each item required to be delivered under this Agreement as a condition precedent to any Loan. Loan Parties expressly agree that a Loan made prior to the receipt of any such item shall not constitute a waiver by Administrative Agent of a Borrower’s obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in Administrative Agent’s sole discretion.
(b)Loan Parties agree to deliver the items set forth on Schedule 2 hereto within the timeframe set forth therein (or by such other date as Administrative Agent may approve in writing, including by email), in each case, in form and substance reasonably acceptable to Administrative Agent.
3.4Procedures for Borrowing. Except for any Loan to be made on the Closing Date in accordance with the terms hereof, to obtain a Loan, Borrower Representative shall deliver a completed Loan Request to Administrative Agent (which may be delivered by email) no later than 3:00 p.m. Eastern Time, ten (10) Business Days prior to the date such Loan is requested to be made. On the Funding Date, each applicable Lender shall fund the applicable Loan in the manner requested by the Loan Request, provided that each of the conditions precedent to such Loan is satisfied.

4.CREATION OF SECURITY INTEREST
4.1Grant of Security Interest. Each Loan Party hereby grants to Collateral Trustee, for the ratable benefit of Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Trustee, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Collateral Trustee’s Lien in the Collateral shall continue until the Termination Date. Upon the Termination Date, the Liens shall be released in accordance with Section 12.1.
4.2Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Collateral Trustee’s Lien under this Agreement). If a Loan Party shall acquire a commercial tort claim with a potential recovery in excess of $500,000, such Loan Party shall promptly notify Administrative Agent in writing and deliver such other information and documents as Administrative Agent may require to take any further action necessary or advisable to perfect Collateral Trustee’s Lien in such commercial tort claim. If a Loan Party shall acquire any instrument with a face value in excess of $500,000, such Loan Party shall promptly notify Administrative Agent and, at Administrative Agent’s request, deliver the same in original to Collateral Trustee together with an allonge or other appropriate instrument of transfer and any necessary endorsement, all in form reasonably satisfactory to Administrative Agent.
4.3Authorization to File Financing Statements. Each Loan Party hereby authorizes Collateral Trustee or its designee (or Administrative Agent, on behalf of Collateral Trustee) to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Collateral Trustee’s interest or rights hereunder.
4.4Pledge of Collateral. Each Loan Party hereby pledges, collaterally assigns and grants to Collateral Trustee, for the ratable benefit of Secured Parties, a security interest in the Shares to the extent constituting Collateral, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date or to the extent any Shares pledged hereunder from time to time are or become certificated, concurrently with the delivery of the next Compliance Certificate required to be delivered pursuant to Section 6.2(c) after such Shares are acquired or certificated, such certificate or certificates shall be delivered to Collateral Trustee, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Equity Interests in which a Loan Party has an interest, such Loan Party shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Equity Interests. Upon the occurrence and during the continuation of an Event of Default hereunder, Collateral Trustee (acting at the direction of Administrative Agent) may effect the transfer of any securities included in the Collateral (including but not limited to the Equity Interests) into the name of Collateral Trustee and cause new certificates representing such securities to be issued in the name of Collateral Trustee or its transferee. Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Administrative Agent may reasonably request to perfect or continue the perfection of Collateral Trustee’s security interest in the Shares. Each Loan Party shall be entitled to exercise any voting rights with respect to the Shares in which it has an interest and to give consents, waivers and ratifications in respect thereof, unless following an Event of Default, Collateral Trustee (acting at the direction of Administrative Agent subject to the terms of the Collateral Trust Agreement) shall have given notice to Borrower Representative suspending such rights, provided that no such notice shall be required if a Loan Party has commenced an Insolvency Proceeding and, in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default and the notification by Collateral Trustee (acting at the direction of Administrative Agent) to Borrower Representative of the exercise of remedies in accordance with the terms hereof.

5.REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants as follows:
5.1Due Organization, Authorization; Power and Authority.
(a)Each Loan Party and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its respective jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its respective business or ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Borrower Representative has delivered to Administrative Agent a completed certificate signed by a Responsible Officer of Borrower Representative entitled “Perfection Certificate”. Except to the extent Borrower Representative has provided notice of a legal name change in accordance with Section 7.2, (i) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); (v) except as set forth in the Perfection Certificate, each Loan Party has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that (i) each Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement, (ii) any such information reported by Borrower Representative on the Compliance Certificate from time to time shall be deemed to update such information on the Perfection Certificate after the Closing Date and (iii) no Loan Party shall be in breach of this Agreement for any changes that are reported on the next Compliance Certificate following such change to the extent such updates are resulting from actions, transactions, circumstances or events not prohibited by the terms of this Agreement or any other Loan Document; such updated Perfection Certificates subject to the review and approval of Administrative Agent unless such facts, events or circumstances being updated first arose or occurred after the Closing Date and do not constitute a breach, default, or Event of Default under this Agreement or any other Loan Document. If any Loan Party is not now a Registered Organization but later becomes one, Borrower shall notify Administrative Agent of such occurrence and provide Administrative Agent with such Person’s organizational identification number within ten (10) Business Days of receiving such organizational identification number).
(b)The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any material applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except for filings with the Securities and Exchange Commission which do not require any consent by any Governmental Authority, such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1, or filings required to perfect the security interest granted herein), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a Material Adverse Effect.
5.2Collateral.
(a)Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b)Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Collateral Trustee a perfected security interest therein as required pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.
(c)The Collateral is located only at the locations identified in the Perfection Certificate and any other locations as to which Loan Parties have complied with Section 6.12. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate, in an Excluded Location or as disclosed in writing pursuant to Section 6.12.
(d)Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (i) licenses constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) material Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which such Loan Party owns or purports to own and which is material to such Loan Party’s business is, to their knowledge, valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part except, in each case, as would not reasonably be expected to have a Material Adverse Effect. To the best of each Loan Party’s knowledge, no claim has been made in writing that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), no Loan Party is a party to, nor is it bound by, any Restricted License. No Subsidiary which is not a Loan Party owns any material Intellectual Property. It will not be necessary to use any inventions of any of such Loan Party’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by such Loan Party which, if not owned by such Loan Party or their respective Subsidiaries would reasonably be expected to have a Material Adverse Effect. Each current and prior employee, consultant or other Affiliate thereof has entered into an invention assignment agreement or similar agreement with each applicable Loan Party with respect to all intellectual property rights he or she owns that are related to such Loan Party’s business and arose out of the scope of his or her employment or consulting arrangement with such Loan Party, which, if not owned by such Loan Party or their respective Subsidiaries would reasonably be expected to have a Material Adverse Effect.
5.3Accounts; Material Agreements. The Accounts are bona fide existing obligations. The material licenses and agreements to which any Loan Party or any of its Subsidiaries is a party is in good standing and in full force and effect and no Loan Party is in breach with respect thereto, except as could not reasonably be expected to have a Material Adverse Effect. No material license or other agreement to which a Loan Party or any of its Subsidiaries is a party has been terminated or is the subject of a material breach by such Loan Party or Subsidiary, except to the extent such circumstances would not reasonably be expected to have a Material Adverse Effect.
5.4Litigation and Proceedings. Except as set forth in the Perfection Certificate or as disclosed in writing pursuant to Section 6.2, there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party or any of its Subsidiaries, officers or directors involving more than, individually or in the aggregate for all related proceedings, $500,000 or in which any adverse decision has had or would reasonably be expected to have any Material Adverse Effect.
5.5Financial Statements; Financial Condition. All consolidated and consolidating, if applicable, financial statements for the Loan Parties and each of their Subsidiaries delivered to Administrative Agent fairly present in all material respects the consolidated and consolidating, if applicable, financial condition and results of operations (except for the absence of footnotes, and subject to normal quarter-end and year-end adjustments) of the Loan Parties and each of their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements which would be required to be reflected therein pursuant to GAAP. There has not been any material deterioration in the consolidated and consolidating financial condition of the Loan Parties and each of its Subsidiaries or the Collateral, on a consolidated basis, since the date of the most recent financial statements submitted to Administrative Agent.

5.6Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and each Loan Party is able to pay its debts (including trade debts) as they mature.
5.7Consents; Approvals. Each Loan Party has obtained all third party consents, approvals, waivers, made all declarations or filings with, given all notices to, and obtained all consents, licenses, permits or other approvals from all Governmental Authorities that are necessary (i) to enter into the Loan Documents and consummate the transactions contemplated thereby, and (ii) to continue their respective businesses as currently conducted, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.
5.8Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Administrative Agent pursuant to Section 6.11 below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.
5.9Tax Returns and Payments. Each Loan Party and each of its Subsidiaries have timely filed all required foreign, federal, state and local tax returns (or appropriate extensions therefor), except tax returns as to which a failure to file would not reasonably be expected to result in taxes or penalties in excess of Twenty-Five Thousand Dollars ($25,000), and such Loan Party and each of its Subsidiaries has timely paid all federal, state and material foreign and local Taxes owed by such Loan Party or such Subsidiary, as applicable, except (a) to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such Taxes do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000) except to the extent that such Taxes are being contested in accordance with the immediately preceding sentence. No Loan Party is aware of any claims or adjustments proposed for any prior tax years of such Loan Party or any of its Subsidiaries which could result in a material amount of additional taxes becoming due and payable by such Loan Party or Subsidiary.
5.10Shares. To the extent applicable, such Loan Party has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable. The Shares are not the subject of any present or threatened (in writing) suit, action, arbitration, administrative or other proceeding, and such Loan Party knows of no reasonable grounds for the institution of any such proceedings.
5.11Compliance with Laws.
(a)No Loan Party or Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.
(b)No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
(c)No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to which it is a party to violate any regulation of the Federal Reserve Board. Neither the making of the Loans hereunder nor Borrowers’ use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary, nor any present holder of Equity Interests of any of the foregoing (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority including of any other applicable jurisdiction, (ii) is a citizen or resident of any country or territory that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages in any dealings or transactions, or is otherwise associated, with any such Person.
(d)Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Loans made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(e)Except as could not reasonably be expected to have a Material Adverse Effect, no Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority.
5.12Products. A complete and accurate list of the Products material to the Loan Parties’ business is set forth on the Perfection Certificate, as updated from time to time pursuant to the Compliance Certificate. Except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and each of its Subsidiaries hold all required Governmental Approvals, a list of which is set forth on the Perfection Certificate, and all Governmental Approvals are in full force and effect. Except as could not reasonably be expected to have a Material Adverse Effect, there are no proceedings in progress, pending or, to such Loan Party’s knowledge, threatened, that may result in revocation, cancellation, suspension, rescission or any material adverse modification of any Governmental Approval nor, to the knowledge of such Loan Party, are there any facts upon which proceedings would reasonably be based. Without limitation of the foregoing:
(a)Except as could not reasonably be expected to have a Material Adverse Effect, with respect to any Product being tested or manufactured, each Loan Party and each of its Subsidiaries has received, and such Product is the subject of, all Governmental Approvals needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of a Loan Party or any of its Subsidiaries, and neither any Loan Party nor any of its Subsidiaries has received any written notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of (i) any Loan Party’s or any of its Subsidiary’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of any Requirement of Law or the Governmental Approvals related to the manufacture of such Product, or (ii) any such Governmental Approval or that any such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product should cease.
(b)Except as could not reasonably be expected to have a Material Adverse Effect, with respect to any Product marketed or sold by a Loan Party or any of its Subsidiaries, such Loan Party or such Subsidiary, as applicable, has received, and such Product is the subject of, all Governmental Approvals needed in connection with the marketing and sales of such Product as currently being marketed or sold, and no Loan Party nor any of its Subsidiary has received any written notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of any such Governmental Approval or approval or that any such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace;

(c)Except as disclosed in writing to Administrative Agent by Borrower Representative, there have been no adverse clinical test results in connection with a Product which have or would reasonably be expected to have a Material Adverse Effect; and
(d)Except as disclosed in writing to Administrative Agent by Borrower Representative, there have been no Product recalls or voluntary Product withdrawals from any market.
5.13Royalty and Milestone Payments. As of the Closing Date, except as set forth on Schedule 4 hereto, no Loan Party is obligated to make Royalty and Milestone Payments in excess of $250,000 in the aggregate per fiscal year.
5.14Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement by or on behalf of a Loan Party or any of its Subsidiaries in connection with this Agreement, as of the date such written representation, warranty, or other statement was made, taken together with all such written certificates and written statements given, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or written statements not misleading in any material respect in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ in material respects from the projected or forecasted results).
6.AFFIRMATIVE COVENANTS
Each Loan Party shall do all of the following:
6.1Government Compliance. Except as otherwise provided in Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain all of the Governmental Approvals required in connection with such Loan Party’s business, except to the extent a failure to do so could not reasonably be expected to have a Material Adverse Effect, and for the performance by each Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest in accordance therewith, and comply with all terms and conditions with respect to such Governmental Approvals, except where failure do so could not be expected to have a Material Adverse Effect.
6.2Financial Statements, Reports, Certificates. Provide Administrative Agent with the following:
(a)Monthly Financial Statements. Within thirty (30) days after the last day of each month, a company prepared consolidated and consolidating (if applicable) balance sheet, income statement and statement of cash flows covering the Loan Parties and each of their Subsidiaries’ operations for such month, in form reasonably acceptable to Administrative Agent, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except that such cash flow statements may be system generated and subject to certain GAAP adjustments, and except for the absence of footnotes, and subject to normal quarter-end and year-end adjustments
(b)Quarterly Financial Statements. Within forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated and consolidating (if applicable) balance sheet, income statement and statement of cash flows covering the Loan Parties and each of their Subsidiaries’ operations for such fiscal quarter, in form acceptable to Administrative Agent, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal quarter-end and year-end adjustments.
(c)Compliance Certificates. Together with the monthly financial statements required to be delivered pursuant to Section 6.2(a), a duly completed Compliance Certificate signed by a Responsible Officer.

(k)Annual Operating Budget and Financial Projections. Within sixty (60) days after the end of each fiscal year of Borrower Representative (and within five (5) Business Days of any material modification thereto approved by the Board), projections on a consolidated and consolidating basis, including a forecast by month for the current fiscal year of Borrower Representative, together with any related business forecasts used in the preparation thereof, in each case, in form satisfactory to Administrative Agent, provided that a form of projections consistent with the presentation delivered to Administrative Agent as of the Closing Date shall be acceptable to Administrative Agent.
(l)Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Borrower Representative’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Administrative Agent (it being understood that Ernst & Young LLP and any other “Big Four” accounting firm is acceptable to Administrative Agent), together with any management letter with respect thereto; provided that the inclusion of explanatory language casting doubt on the ability of Borrower Representative and its Subsidiaries to continue as a going concern due to the need to raise additional financing or refinance Indebtedness shall not constitute such financial statements to be considered “qualified” for purposes of this clause (e).
(m)Other Statements. To the extent not delivered pursuant to clause (g) below, within five (5) Business Days of delivery, copies of all material statements, reports and notices generally made available to all Borrower Representative’s stockholders or to any holders of Subordinated Debt.
(n)SEC Filings. Within five (5) Business Days of filing, copies or notification of all periodic and other reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission (other than in connection with changes in beneficial ownership), provided that such filings shall be deemed to have been delivered on the date on which Borrower Representative posts such documents on Borrower Representative’s website, subject to notification of the filing on the then-next Compliance Certificate.
(o)Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could result in damages or costs to any Loan Party or any of its Subsidiaries, individually or in the aggregate for all related proceedings, of $500,000 or more, or of any Loan Party or any of its Subsidiaries taking or threatening legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action, a prompt report of any material development with respect thereto.
(p)Board Materials. Within five (5) Business Days of any meeting of Borrower Representative’s Board or any committee or subcommittee thereof, copies of all non executive session materials that Borrower Representative provides to its Board or such committee or subcommittee in connection with meetings thereof, including any reports with respect to Loan Parties’ operations or performance, and promptly after minutes of such meeting are approved by the Borrower Representative’s Board, minutes of such meetings; provided, however, the foregoing (i) shall exclude any communications between Borrower Representative and any Board member that are not provided in connection with any regularly-scheduled or special meeting of the Borrower Representative’s Board or committee and (ii) shall be subject to such exclusions and redactions as necessary in order to (A) preserve the confidentiality of highly sensitive proprietary information, (B) prevent impairment of the attorney client privilege, (C) prevent disclosure of information disclosure of which is prohibited pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent required by governmental or regulatory authorities, or (D) prevent disclosure to the Administrative Agent or the Lenders of discussion related to the Loan Documents in the event of a conflict of interest, or a reasonable expectation that there could be a conflict of interest between any Loan Party and a Secured Party.
(q)Intellectual Property Report. Together with the Compliance Certificate delivered at the end of each calendar quarter, a report in form reasonably acceptable to Administrative Agent, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed in respect of any Patents, Copyrights or Trademarks since the most recent report provided.

(r)Aging Reports; Other Reports and Information. Together with the monthly financial reports, reports as to the following, in form reasonably acceptable to Administrative Agent: accounts receivable and accounts payable aging and any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Administrative Agent.
(s)Bank Account Statements. Together with the monthly financial statements delivered in accordance with subsection (a) above, a copy of the most recent account statement, with transaction detail, for each Deposit Account or Securities Account of a Loan Party or any of its Subsidiaries, or within three (3) days, upon Administrative Agent’s request, evidence satisfactory to Administrative Agent of the balance maintained in any such Deposit Account or Securities Account.
(t)Product Related. Within three (3) Business Days of receipt, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that would reasonably be expected to have a material adverse effect on any Governmental Approvals required for the manufacturing, marketing, testing or sale of Products or which would reasonably be expected to have a Material Adverse Effect.
(u)Royalty and Milestone Payments. Together with each Compliance Certificate, an updated schedule of reasonably expected Royalty and Milestone Payments, in substantially the same form as Schedule 4 hereto, to the extent any material change thereto.
Notwithstanding the foregoing, documents required to be delivered pursuant to this Section 6.2 may be delivered electronically and shall be deemed to have been delivered on the date on which such documents are filed electronically through EDGAR and available on the Internet at www.sec.gov and a link thereto is provided to Administrative Agent, including by email. In lieu of delivering consolidating financial statements, Borrower Representative may deliver reports setting forth cash balance, revenue and such other information as Administrative Agent may reasonably request, for each non-Loan Party Subsidiary, provided that with respect to each such Subsidiary, revenue reports may be delivered quarterly until such date as such Subsidiary has material revenue (other than revenue arising from intercompany transactions).
6.3Inventory; Returns. Keep all Inventory (other than Pre-Clinical and Clinical Trial Supplies which constitute Inventory) in good and marketable condition, free from material defects. Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date. Borrower Representative shall promptly notify Administrative Agent of all returns, recoveries, disputes and claims that involve more than $500,000.
6.4Taxes; Pensions. Timely file, and cause each of its Subsidiaries to timely file, all required tax returns (or file appropriate extensions therefor), except for state and local tax returns as to which a failure to file would not reasonably be expected to result in past due taxes or penalties in excess of Twenty-Five Thousand Dollars ($25,000), and timely pay, and require each of its Subsidiaries to timely pay, all federal, state and material foreign and local Taxes owed by such Loan Party and each of its Subsidiaries, except for (i) deferred payment of any taxes contested pursuant to the terms of Section 5.9, and shall deliver to Administrative Agent, on reasonable demand, appropriate certificates attesting to such payments and (ii) any failure to timely pay or file Taxes in an amount, individually or in the aggregate, not exceeding Twenty-Five Thousand Dollars ($25,000), and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.5Insurance.
(a)Keep, and cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts standard for companies in the Loan Parties’ industry and location. Insurance policies shall be with financially sound and reputable insurance companies that are not Affiliates of any Loan Party.
(b)Ensure that proceeds payable under any property policy with respect to Collateral are, at Administrative Agent’s option, payable to Collateral Trustee, for the ratable benefit of Secured Parties, on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Collateral Trustee as lender loss payable, all liability policies shall show, or have endorsements showing, Collateral Trustee as an additional insured, in each case, in form satisfactory to Administrative Agent and as set forth on Exhibit E.

(c)Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to $500,000, in the aggregate per fiscal year, toward the prompt replacement or repair of destroyed or damaged property or other assets useful to the business; provided that any such new, replaced or repaired property (A) shall be of better, equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Collateral Trustee has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default, all such proceeds shall, at the option of Administrative Agent, be payable to Collateral Trustee, for the ratable benefit of Secured Parties, on account of the Obligations.
(d)At Administrative Agent’s request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Collateral Trustee, that it will give Collateral Trustee thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums) or such other endorsement as Administrative Agent may reasonably approve.
(e)If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment upon Administrative Agent’s request and to the extent practicable, in consultation with the Borrowers, Collateral Trustee (acting at the direction of Administrative Agent) may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies as Administrative Agent deems prudent or may direct.
6.6Deposit and Securities Accounts.
(a)Maintain Collateral Accounts only at the banks and other financial institutions identified in the Perfection Certificate or as disclosed pursuant to a notice timely delivered pursuant to subsection (b) below. Borrowers shall further maintain an ACH payment structure in favor of Administrative Agent, reasonably satisfactory to Administrative Agent.
(b)Provide Administrative Agent written notice in connection with the delivery of the next Compliance Certificate required to be delivered pursuant to Section 6.2(c) of the establishment of any Collateral Account at or with any bank, broker or other financial institution, and upon opening such account, provide Administrative Agent with a written notice identifying the name, address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Except to the extent the delivery of an Account Control Agreement post-closing is contemplated in Schedule 2, for each Collateral Account (other than Excluded Accounts) that any Loan Party at any time maintains, Loan Parties shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Trustee’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to Collateral Accounts (x) used exclusively to maintain cash collateral subject to a Permitted Lien or (y) used exclusively to maintain funds in trust for another Person, in each case, which are identified on the Perfection Certificate (or from time to time, with respect to such Collateral Accounts opened after the Closing Date, on the then-next Compliance Certificate delivered) (collectively, the “Excluded Accounts”).
6.7Intellectual Property.
(a)Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly (and in any event no later than concurrently with the delivery of the next Compliance Certificate required to be delivered pursuant to Section 6.2(c)) advise Administrative Agent in writing of material infringements or any other event that would reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; not suffer any material claim of infringement that would reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within thirty (30) days from initiation thereof or Borrower Representative has demonstrated to Administrative Agent’s satisfaction that such proceedings are without merit and adequate reserves have been taken; and except for Permitted Transfers, not allow any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent.

(b)Provide written notice to Administrative Agent at least ten (10) Business Days prior to any Loan Party entering or becoming bound by any Restricted License (other than off the shelf software and services that are commercially available to the public), and, at the request of the Administrative Agent, use commercially reasonable efforts to obtain, or cause such Loan Party to obtain, the consent of, or waiver in form satisfactory to Administrative Agent from any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Trustee to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, and (ii) Collateral Trustee to have the ability in the event of a liquidation of any Collateral to dispose of such Restricted License together with other Collateral in accordance with Collateral Trustee’s rights and remedies under this Agreement and the other Loan Documents.
6.8Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, make available to any Secured Party, without expense to such Secured Party, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent that such Secured Party may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against such Secured Party with respect to any Collateral or relating to such Loan Party (excluding confidential or privileged attorney-client communications or materials that constitute confidential or privileged attorney-client communications).
6.9Access to Collateral; Books and Records. Allow Administrative Agent, Collateral Trustee, or their respective agents, to inspect the Collateral and audit and copy such Loan Party’s Books in accordance with Section 6.13. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Administrative Agent shall determine is necessary. The foregoing inspections and audits shall be at Borrowers’ expense and the charge therefor shall represent the then-current standard charge of the Administrative Agent or Collateral Trustee, as applicable.
6.10[Reserved.]
6.11Joinder of Subsidiaries; MSC Subsidiary.
(a)No later than thirty (30) days (or such later period as Administrative Agent may agree in its sole and absolute discretion) after such time as a Loan Party or any of its Subsidiaries forms or acquires any direct or indirect Subsidiary after the Closing Date: (i) provide written notice to Administrative Agent of the new Subsidiary, and, if requested by Administrative Agent, certified copies of the Operating Documents of such Subsidiary, and (ii) except for any MSC Subsidiary or Foreign Subsidiary that is not required to be joined as a Loan Party pursuant to subsection (b) below, (A) take all such action as may be reasonably required by Administrative Agent to cause the applicable Subsidiary to either (x) enter into a joinder to this Agreement pursuant to which such Subsidiary becomes a Loan Party hereunder, or (y) guarantee the Obligations and grant a security interest in and to the property of such Subsidiary (substantially consistent with the scope of collateral as described on Exhibit B), and, in each case, any Account Control Agreements and other Security Instruments reasonably requested by Administrative Agent, all in form and substance satisfactory to Administrative Agent (including being sufficient to grant Collateral Trustee, for the ratable benefit of Secured Parties, a first priority Lien, subject to Permitted Liens in and to the assets of such Subsidiary), and (y) to pledge all of the Equity Interests in such Subsidiary constituting Collateral hereunder. Notwithstanding the foregoing, except as required to maintain compliance with subsection (b) below, no Foreign Subsidiary shall be required to be joined as a Loan Party pursuant to the foregoing.
(b)Borrowers shall not permit Subsidiaries which are not Loan Parties (other than the MSC Subsidiary), in the aggregate to maintain (i) cash and other assets with an aggregate value for all such Subsidiaries in excess of 5.0% of consolidated assets of Borrower Representative and its Subsidiaries, (ii) revenue in excess of 5.0% of consolidated revenues of Borrower Representative and its Subsidiaries for any twelve month period then ended, (iii) any Intellectual Property which is material to the business of Borrowers as a whole, or (iv) any contracts which are material to the business of Borrowers, as a whole, without causing one or more of such Subsidiaries to enter into a joinder or guaranty in form satisfactory to Administrative Agent with respect to the Obligations as Administrative Agent may request within fifteen (15) Business Days (or such other period as Administrative Agent may agree in its sole and absolute discretion), such that compliance with clauses (i) through (iv) shall be restored.

(c)At any time that the MSC Subsidiary maintains any assets, Borrowers shall cause the MSC Investment Conditions to be met.
6.12Property Locations.
(a)Provide to Administrative Agent at least ten (10) days’ (or such shorter period as Administrative Agent may agree in its sole and absolute discretion) prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).
(b)With respect to any Collateral located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), Borrowers shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property, subject to Collateral Trustee’s security interest.
(c)With respect to any Collateral located on leased premises (other than Excluded Locations), Borrowers shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location.
6.13Management Rights. Any representative of Administrative Agent shall have the right at reasonable times and intervals to meet with management and officers of Borrowers to discuss such books of account and records. In addition, Administrative Agent shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrowers concerning significant business issues affecting Borrowers. Such consultations shall not unreasonably interfere with any Loan Party’s business operations.
6.14Right to Invest. In connection with any Qualified Financings consummated after the Closing Date and prior to the payment in full of the Loans, Designated Holders shall have the right, in their respective discretion to participate in any such Qualified Financing, provided that with respect to any public offering of Issuer, Issuer agrees to use commercially reasonable efforts to provide Designated Holders or their respective assignees or nominees with the opportunity to invest in each such Qualified Financing if it is lawful to do so (or if the Qualified Financing is an underwritten public offering pursuant to a registration statement under the Securities Act, as amended, to use commercially reasonable efforts to cause the underwriters for such offering to offer Designated Holders an allocation of securities in such offering), on the same terms, conditions and pricing afforded to other investors participating in such Qualified Financing; provided that the maximum aggregate investment amount by Designated Holders for all participation in Qualified Financings pursuant to this Section 6.14 shall be $5,000,000. The right to invest hereunder shall not entitle Designated Holders to any allocation in any public offering, provided that this sentence shall not negate Borrower Representative’s obligation to use commercially reasonable efforts as set forth in the foregoing sentence. In any Qualified Financing that is not a public offering, Issuer shall provide written notice to Administrative Agent not later than the date upon which potential investors are notified of a Qualified Financing, and if a Designated Holder desires to exercise its right to participate in such Qualified Financing, Designated Holder shall use commercially reasonable efforts to permit Designated Holder to consummate its investment in such closing promptly upon receipt of documentation with respect thereto. Issuer shall not take any action to avoid or seek to avoid the observance or performance of any of the obligations pursuant to this Section 6.14, but will at all times in good faith assist in the carrying out the same and take all such action as may be necessary or appropriate, but only to the extent permitted by law, to protect the rights of Designated Holders and their respective assignees or nominees hereunder against impairment.
1.1Further Assurances. Execute any further instruments and take further action as Administrative Agent or Collateral Trustee reasonably request to perfect or continue Collateral Trustee’s Lien in the Collateral or to effect the purposes of this Agreement.

7.NEGATIVE COVENANTS
No Loan Party shall, or shall cause or permit any of its Subsidiaries to, do any of the following without the prior written consent or approval in accordance with Section 12.8:
7.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Permitted Transfers.
7.2Changes in Business, Management, Ownership, or Business Locations. (a) Engage in any business other than the businesses currently engaged in by such Person, as applicable, or reasonably related or incidental thereto; (b) cease doing business except as permitted by Section 7.3, or liquidate or dissolve; (c) fail to provide notice to Administrative Agent of any Key Person departing from or ceasing to be employed by a Loan Party within five (5) Business Days thereof; (d)  permit or suffer a Change in Control; or (e) without at least ten (10) days (or such shorter period as Administrative Agent may agree in its sole and absolute discretion) prior written notice to Administrative Agent (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization.
7.3Mergers or Acquisitions. Merge or consolidate with any other Person (except if concurrently with, and as a condition to the effectiveness of, the closing of such merger or consolidation, the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) shall be repaid in full, in cash), or acquire all or substantially all of the capital stock or property of another Person or business line of another Person (including, without limitation, by the formation of any Subsidiary) or enter into any agreement to do any of the same, provided that (i) a Subsidiary may merge or consolidate into another Subsidiary or into a Loan Party that in any such merger or consolidation involving a Loan Party, such Loan Party shall be the surviving entity and (ii) a Subsidiary may liquidate or dissolve so long as all of the assets of such Subsidiary are transferred to a Borrower hereunder.
7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.
7.5Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or otherwise permit any Collateral not to be subject to the first priority security interest granted herein, except in connection with Permitted Liens permitted to have priority over Collateral Trustee’s Lien, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Trustee) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party or Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or Subsidiary’s Intellectual Property, except in connection with restrictions in the Ordinary Course of Business in connection with licenses of Intellectual Property constituting a Permitted Transfer with respect to the Intellectual Property subject to such license.
7.6Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b).
7.7Distributions; Investments. (a) Pay any dividends (other than (i) dividends payable solely in capital stock and (ii) dividends by any Subsidiary to any Loan Party) or make any distribution or payment or redeem, retire or purchase any Equity Interests provided that (i) Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement; (iii) Borrower Representative or any Subsidiary thereof may pay dividends solely in Equity Interests of Borrower Representative or such Subsidiary, as applicable; (iv) Borrower Representative may make cash payments in lieu of fractional shares; (v) Borrower Representative may repurchase the Equity Interests issued by Borrower Representative pursuant to stock repurchase agreements approved by

Borrower Representative’s Board so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed $500,000 per fiscal year; (vi) any Subsidiary (directly or indirectly) may pay dividends to a Loan Party, (vii) Borrower Representative and each of its Subsidiaries may make cashless repurchases of its Equity Interests deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights, (viii) any Subsidiary (directly or indirectly) may pay dividends to a Loan Party, and (ix) Borrower Representative and each of its Subsidiaries may make cashless repurchases of its Equity Interests deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) bona fide rounds of Subordinated Debt or equity financing for capital raising purposes, (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board, (d) transactions among Loan Parties, and (e) transactions permitted by Sections 7.4 (in case of items of “Permitted Indebtedness” that are expressly contemplated to be a transaction with an Affiliate and Section 7.7.
7.9Subordinated Debt; Payments of Royalty and Milestone Payments. (a) Make or permit any payment on any Subordinated Debt, except as permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations, (c) make or permit payment in respect of any Royalty and Milestone Payments in excess of $250,000 per fiscal year except in accordance with Schedule 4, as the same may be updated from time to time, subject to Administrative Agent’s reasonable review and approval, and (d) amend or modify any agreement giving rise to Royalty and Milestone Payments if as a result thereof, such payments would be increased or the due date thereof would be accelerated, except as set forth in an updated Schedule 4 delivered from time to time by Borrower Representative.
7.10Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; take any action or fail to take any action (or suffer any other Person to do so), to the extent the same would cause the representations set forth in Section 5.11(c) to be untrue; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur if such occurrence would reasonably be expected to have a Material Adverse Effect; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a Material Adverse Effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any material liability of a Loan Party or any of its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1Payment Default. Any Loan Party fails to pay any Obligations after such Obligations are due and payable (other than as a result of Administrative Agent’s failure to debit such Loan Party’s account from which Administrative Agent has authorization to debit and such Loan Party has sufficient funds on deposit therein on the date due, so long as, in case of such failure, payment is made within three (3) Business Days of the earlier of Administrative Agent’s written notice or the date any Loan Party becomes aware of such failure).

8.2Covenant Default.
(a)A Loan Party fails or neglects to perform any obligation in Section 3.3(b), Section 4.2, or Sections 6.2, 6.4, 6.5, 6.6, 6.7 or 6.11, or violates any covenant in Section 7; or
(b)Issuer fails to deliver Conversion Shares when due, and such failure continues for five (5) Business Days; or
(c)A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents to which it is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof.
8.3Material Adverse Effect. An event or circumstance has occurred which could be expected to have a Material Adverse Effect.
8.4Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any material funds of a Loan Party or of any of its Subsidiaries, or (ii) a notice of Lien or levy is filed against the material assets of any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Loans shall be made during any twenty (20) day cure period; or
(b)(i) Any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.
8.5Insolvency. (a) The Loan Parties and their Subsidiaries, as a whole, are unable to pay their debts (including trade debts) as they become due or otherwise become insolvent, (b) the realizable value of the Loan Parties’ assets, as a whole, is less than the aggregate sum of their consolidated liabilities; (c) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (d) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Loans shall be made while any of the conditions described in this Section 8.5 exist and/or until any Insolvency Proceeding is dismissed).
8.6Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $500,000 (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement entered into with respect to the Obligations); or (b) any breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which would reasonably be expected to have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Administrative Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Administrative Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Administrative Agent be materially less advantageous to the Loan Parties.
8.7Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 (or, to the extent covered by third party insurance that has accepted liability (subject to customary reservation of rights) by the applicable insurance carrier, up to $2,000,000) shall be rendered against a Loan Party or any of its Subsidiaries by any

Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, vacated, or after execution thereof, stayed or bonded pending appeal, (provided that no Loans will be made prior to the vacation, stay, or bonding of such fine, penalty, judgment, order or decree).
8.8Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to any Secured Party or to induce any Secured Party to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.
8.9Subordinated Debt. Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (except in accordance with its terms), any party thereto shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.
8.10Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or would reasonably be expected to have, a Material Adverse Effect.
8.11Guaranty. Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect other than pursuant to the terms thereof.
9.RIGHTS AND REMEDIES
9.1Acceleration. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent, is entitled, without notice or demand, to declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Administrative Agent), and to stop advancing money or extending credit for any Borrower’s benefit under this Agreement (and each Lender’s Commitment shall be deemed terminated as long as an Event of Default has occurred and is continuing).
9.2Rights. Upon the occurrence and during the continuation of an Event of Default, Collateral Trustee is entitled, at the direction of Administrative Agent, subject to the terms of the Collateral Trust Agreement, without notice or demand, to do any or all of the following, to the extent not prohibited by applicable law::
(a)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Administrative Agent may determine is advisable, and notify any Person owing a Loan Party money of Collateral Trustee’s security interest in such funds;
(b)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;
(c)ratably apply to the Obligations any amount held by Collateral Trustee owing to or for the credit or the account of a Loan Party;
(d)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;
(e)deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;
(f)demand and receive possession of any Loan Party’s Books; and
(g)exercise all rights and remedies available to Collateral Trustee under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Loan Parties shall assemble the Collateral if Collateral Trustee requests and make it available as Collateral Trustee designates. Collateral Trustee may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Collateral Trustee a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Trustee’s rights or remedies. Collateral Trustee is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Loan Party’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Trustee’s exercise of its rights under this Section, a Loan Party’s rights under all licenses and all franchise agreements inure to Collateral Trustee’s benefit. If, after the acceleration of the Obligations, a Loan Party receives proceeds of Collateral, such Loan Party shall deliver such proceeds to Collateral Trustee, for the ratable benefit of Secured Parties, to be applied to the Obligations.
9.3Power of Attorney. Each Loan Party hereby irrevocably appoints Collateral Trustee (and any of Collateral Trustee’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuation of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Collateral Trustee’s security interest and Liens in the Collateral; (b) endorse such Loan Party’s name on any checks or other forms of payment or security; (c) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Administrative Agent or Collateral Trustee determine reasonable; (e) make, settle, and adjust all claims under such Loan Party’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Collateral Trustee or a third party as the Code permits; and (h) dispose of the Collateral. Each Loan Party further hereby (i) appoints Collateral Trustee (and any of Collateral Trustee’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred and is continuing to: (A) sign such Loan Party’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Collateral Trustee’s security interest in the Collateral, and (B) take any and all such actions as Collateral Trustee may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Collateral Trustee under this Agreement or the other Loan Documents, and (ii) appoints Administrative Agent (and any of Administrative Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred and is continuing, to take all such actions which such Loan Party is required, but fails to do under the covenants and provisions of the Loan Documents. The foregoing appointments of Collateral Trustee and Administrative Agent as each Loan Party’s attorney in fact, and all of Collateral Trustee’s rights and powers are coupled with an interest and are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid, in cash, and otherwise fully performed and all commitments to make Loans hereunder have been terminated.
9.4Protective Payments. If a Loan Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Collateral Trustee may (acting at the direction of Administrative Agent) obtain such insurance or make such payment, and all amounts so paid by Collateral Trustee are Secured Party Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Collateral Trustee will make reasonable efforts to provide Borrower Representative with notice of Collateral Trustee obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Collateral Trustee are deemed an agreement to make similar payments in the future or Collateral Trustee’s waiver of any Event of Default.
9.5Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Collateral Trustee shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations, for the ratable benefit of Secured Parties. Collateral Trustee shall pay any surplus to Borrowers by credit to the Deposit Account designated by Borrowers or as directed by a court of competent jurisdiction. Borrowers shall remain liable to Collateral Trustee and Lenders for any deficiency. If Collateral Trustee, as directed by Administrative Agent in Administrative Agent’s good faith business judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Collateral Trustee may, at the direction of Administrative Agent, either reduce the Obligations by the principal amount of the purchase price or defer the reduction of the Obligations until the actual receipt by Collateral Trustee of cash or immediately available funds therefor.
9.6Collateral Trustee’s Liability for Collateral. So long as Collateral Trustee accords treatment to the Collateral in its possession substantially equal to the treatment which it accords its own property, Collateral Trustee shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person, except to the extent that any of the foregoing have been found by a final judgment of a court of competent jurisdiction to be the result of Collateral Trustee’s gross negligence or willful misconduct. Loan Parties bear all risk of loss, damage or destruction of the Collateral.
9.7No Waiver; Remedies Cumulative. Any failure by any Secured Party at any time or times, to require strict performance by each Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of any Secured Party thereafter to demand strict performance and compliance herewith or therewith. Secured Parties’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Trustee has all rights and remedies provided under the Code, by law, or in equity. Any Secured Party’s exercise of one right or remedy is not an election and shall not preclude any Secured Party from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any waiver of any Event of Default is not a continuing waiver. Any delay in exercising any remedy is not a waiver, election, or acquiescence.
9.8Demand Waiver. To the fullest extent permitted by appliable law, each Loan Party waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.
9.9Shares. Each Loan Party recognizes that Collateral Trustee may be unable to effect a public sale of any or all of the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Collateral Trustee shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so. Upon the occurrence and during the continuation of an Event of Default, (i) Collateral Trustee (acting at the direction of Administrative Agent subject to the terms of the Collateral Trust Agreement) may, with two Business Days prior notice to Borrower Representative (unless such Event of Default is an Event of Default specified in Section 8.4 or 8.5, in which case no such notice need be given), in addition to all rights and remedies available under this Agreement, any other Loan Document, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Shares constituting Collateral, but under no circumstances is Collateral Trustee obligated by the terms of this Agreement to exercise such rights, and (ii) if Collateral Trustee (acting at the direction of Administrative Agent subject to the terms of the Collateral Trust Agreement) duly exercises its right to vote any of such Shares, each Loan Party hereby appoints Collateral Trustee, as such Loan Party’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Shares as directed by Administrative Agent (subject to the terms of the Collateral Trust Agreement). The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

10.NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Administrative Agent, Collateral Trustee, Lenders and Loan Parties may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Loan Parties:	WEREWOLF THERAPEUTICS, INC. 200 Talcott Avenue Watertown, MA 02472 Attention: Chief Financial Officer Email: ttrost@werewolftx.com, cc: jowen@werewolftx.com

With a copy, not constituting notice, to:	WILMERHALE 1225 17th Street Suite 2600 Denver, CO 80202 Attention: Chalyse Robinson and Rosemary G. Reilly Email: chalyse.robinson@wilmerhale.com and rosemary.reilly@wilmerhale.com

If to Collateral Trustee:	ANKURA TRUST COMPANY, LLC 140 Sherman Street, Fourth Floor Fairfield, CT 06824 Attention: Beth Micena Email: Beth.Micena@ankura.com

With a copy, not constituting notice, to:	ROPES & GRAY LLP 10250 Constellation Boulevard Los Angeles, CA 90067 Attn: Jennifer Harris Email: Jennifer.Harris@ropesgray.com

If to Administrative Agent or Lenders:
K2 HEALTHVENTURES LLC
855 Boylston Street, 10th Floor
Boston, MA 02116
For Loan Requests, monthly reporting, Compliance Certificates, and other regular reporting deliverables:
Attention: Finance
Email: finance@k2hv.com; ben@k2hv.com; anup@k2hv.com; ken@k2hv.com; jason@k2hv.com; zach@k2hv.com; bbang@k2hv.com
For all other notices:
Attention: Legal Notices
Email: legal@k2hv.com

With a copy to (but not constituting notice, and excluding Loan Requests and regular reporting):	SIDLEY AUSTIN LLP 1001 Page Mill Rd., Bldg. 1 Palo Alto, CA 94304 Attention: Cynthia Bai Email: cbai@sidley.com
11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each Loan Party hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this

Agreement shall be deemed to operate to preclude Collateral Trustee from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent, Collateral Trustee or any Lender. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in, or subsequently provided by such Loan Party in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of the applicable Loan Party’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid. Each Loan Party hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH LOAN PARTY AGREES THAT IT SHALL NOT SEEK FROM ANY SECURED PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 11 shall survive the termination of this Agreement.
12.GENERAL PROVISIONS
12.1Termination Prior to Term Loan Maturity Date; Survival; Release of Collateral. All covenants, representations and warranties and grants of security interests made in this Agreement continue in full force until the Termination Date. So long as Borrowers have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement and any remaining commitments to extend credit may be terminated prior to the Term Loan Maturity Date by Borrowers, by written notice of termination to Lenders. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. On the Termination Date, Administrative Agent shall direct Collateral Trustee to deliver evidence of the release of Collateral, which release shall occur substantially concurrently with the Termination Date. Collateral Trustee hereby agrees that any Liens granted to Collateral Trustee by the Loan Parties on any Collateral shall be automatically released (a) in accordance with this Section 12.1, upon the Termination Date, (b) if such Collateral is sold, transferred or otherwise disposed of by a Loan Party pursuant to any sale, transfer or other disposition that is made in compliance with, and subject to the terms and condition of, this Agreement (in which case Administrative Agent shall promptly confirm such permitted disposition in writing to Collateral Trustee), or (c) if required to effect any sale, transfer or other disposition of such Collateral in connection with any exercise of remedies by Administrative Agent or Collateral Trustee pursuant to Section 9. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Loan Parties in respect of) all interests retained by Secured Parties or any of their Subsidiaries. Upon Borrower’s reasonable request and at Borrower’s sole cost and expense, Administrative Agent shall execute, deliver or authorize such documents as may be reasonably required to evidence any release described above.
12.2Successors and Assigns.
(a)Successors and Assigns Generally. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Lenders’ prior written consent (which may be granted or withheld in each Lender’s discretion). Each Lender has the right, without the consent of or notice to Loan Parties, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, if no Event of Default is in effect, the Administrative Agent and Lenders shall not assign any interest in the Loan Documents to an entity which is a direct competitor of any Loan Party or a distressed debt fund.
(b)Assignment by Lenders. Each Lender may at any time assign to one or more Affiliates of such Lender or as otherwise permitted by subsection (a) above, all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitment and the Loans at the time owing to it), subject to any restrictions on such assignment set forth in the other Loan Documents. Each such Lender shall notify Administrative Agent of such assignment and deliver to Administrative Agent a copy of any assignment and assumption agreement entered into in connection thereto. Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender. Notwithstanding anything herein to the contrary, any pledge or assignment of all or a portion of the rights, or a security interest in such rights, of K2 HealthVentures LLC as a Lender that is made to an Affiliate of K2 HealthVentures LLC shall only be made to K2 HealthVentures Equity Trust LLC.
(c)Register; Participant Register. Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties, any Lender and Collateral Trustee at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.3Indemnification. Each Loan Party agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or reasonable and documented out-of-pocket expenses (including Secured Party Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among Secured Parties and Loan Parties (including reasonable and documented out-of-pocket attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by final judgment of a court of competent jurisdiction. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run. This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.4Borrower Liability. If any Person is joined to this Agreement as a Borrower, the following provisions shall apply: Each Borrower hereunder shall be jointly and severally obligated to repay all Loans made hereunder, regardless of which Borrower actually receives said Loan, as if each Borrower hereunder directly received all Loans. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Trustee to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Trustee may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Trustee under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lenders and such payment shall be promptly delivered to Collateral Trustee, for the ratable benefit of Secured Parties, for application to the Obligations, whether matured or unmatured.
12.5Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.6Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.7Correction of Loan Documents. Administrative Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties; provided that, the Administrative Agent provide Borrowers with at least five (5) Business Days’ prior written notice of such correction. In the event of any objection by Borrowers to such correction, such correction shall be made solely by an amendment signed by Administrative Agent and Borrowers.
12.8Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be effective except, pursuant to an agreement in writing by the parties thereto, and in case of this Agreement, pursuant to an agreement in writing entered into by Borrowers, Administrative Agent, the Required Lenders and Collateral Trustee, provided that Collateral Trustee’s approval shall not be required for any amendment or supplement that has the effect solely of (i) adding or maintaining Collateral, securing additional Obligations that are otherwise permitted by the terms of this Agreement to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of Collateral Trustee therein; (ii) curing any ambiguity, defect or inconsistency; (iii) providing for the assumption of a Borrower’s or Guarantor’s Obligations under any Loan Document in the case of a merger or consolidation or sale of all or substantially all of the assets of a Borrower or Guarantor, as applicable; (iv) making any change that would provide any additional rights or benefits to Administrative Agent, any Lender or Collateral Trustee or that does not adversely affect the legal rights under this Agreement or any other Loan Document of Collateral Trustee; or (v) to the extent the Collateral Trust Agreement provides that Collateral Trustee’s approval is not required. It is agreed that any change to (i) the definition of “Designated Holder”, (ii) the rights of a Designated Holder, or (iii) the final sentence of Section 12.2(b) (and any change to this Agreement that would modify the consent required pursuant to this sentence) shall require the consent of Collateral Trustee. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.9Counterparts; Electronic Execution of Documents. This Agreement and any other Loan Documents, except to the extent otherwise required pursuant to the terms thereof, may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of any Loan Document by electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart of such Loan Document.
12.10Confidentiality; Publicity.
(a)In handling any confidential information of any Loan Party and its Subsidiaries, Administrative Agent, Collateral Trustee and each Lender agree to hold in confidence and not disclose such confidential information except as expressly provided herein, and shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to its Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Loans (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.10 or shall otherwise by subject to bound by confidentiality terms no less restrictive than those of this Section 12.10); (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to such Secured Party, including pursuant to the Exchange Act, (d) to such Secured Party’s regulators or as otherwise required in connection with any examination or audit; (e) as such Secured Party considers appropriate in connection with the exercise of remedies with respect to the Obligations; and (f) to third-party service providers of such Secured Party so long as such service providers are bound by confidentiality terms not more permissive than the terms hereof. Confidential information does not include information that is either: (i) in the public domain or in any Secured Party’s possession when disclosed to such Secured Party, or becomes part of the public domain (other than as a result of its disclosure by such Secured Party in violation of this Agreement) after disclosure to such Secured Party, or (ii) disclosed to such Secured Party by a third party, if such Secured Party does not know that the third party is prohibited from disclosing the information. The provisions of this paragraph shall survive the termination of this Agreement.
(b)No party hereto shall publicize or use another party’s name or logo, or hyperlink to such other parties’ website, describe the relationship of the parties or the transaction contemplated by this Agreement, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”) without prior written notice to the party that is the subject of the proposed Publicity Materials (other than, for the avoidance of doubt, reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission or otherwise as required by applicable law), together with a draft (or, if Publicity Materials are not proposed to be delivered in written form, an outline of the content to be included) so as to provide such subject party a reasonable opportunity to review prior to publication, and each party agrees, in connection with any Publicity Materials proposed by such party to reasonably consider requested changes or corrections requested by the party that is the subject of such Publicity Materials in good faith, and upon request, to provide the final form prior to publication or other dissemination.
12.11Borrower Representative. Each of the Borrowers hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Loan). Each of the Borrowers acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) any Secured Party shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Each Borrower must act through Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with any Secured Party such Borrower shall do so through Borrower Representative.
12.12Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.16Appointment of Collateral Trustee.
(a)Each Lender hereby appoints Collateral Trustee to act on behalf of Secured Parties as collateral trustee under this Agreement and the other Loan Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, all in accordance with the terms of the Collateral Trust Agreement. The provisions of this Section 12.16 are solely for the benefit of Collateral Trustee, Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. Collateral Trustee shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Collateral Trustee shall be mechanical and administrative in nature and Collateral Trustee shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Collateral Trustee may resign or be removed or replaced, and a successor Collateral Trustee may be appointed in accordance with the terms and subject to the conditions of the Collateral Trust Agreement.
(b)Each Lender hereby agrees that upon receipt of instruction from Administrative Agent, Collateral Trustee shall be entitled to take or refrain from taking such action, and shall be entitled to take all such actions set forth in the Collateral Trust Agreement.
(c)Neither Collateral Trustee nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Collateral Trustee: (i) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
12.17Appointment of Administrative Agent.
(a)Each Lender hereby appoints Administrative Agent to act on behalf of Lenders as administrative agent under this Agreement and the other Loan Documents. The provisions of this Section 12.17 are solely for the benefit of Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this

Agreement, Administrative Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Administrative Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.
(b)If Administrative Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders, and Administrative Agent shall incur no liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document for any reason. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Lenders.
(c)Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective related parties. The exculpatory provisions of this Section 12.17 shall apply to any such sub-agent and to the related parties of such Administrative Agent and any such sub-agent. No Administrative Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
(d)Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Administrative Agent: (i) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
(e)With respect to its Commitments and Loans hereunder, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity (to the extent it holds any Obligations owing to Lenders or Commitments hereunder). Administrative Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Administrative Agent was not Administrative Agent and without any duty to account therefor to Lenders. Administrative Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
(f)Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
(g)Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to its respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable and documented counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by the Loan Parties.
(h)Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders, Collateral Trustee and Borrower Representative. Upon any such resignation, Lenders shall have the right to appoint a successor Administrative Agent that may be Collateral Trustee. If no successor Administrative Agent shall have been so appointed by Lenders and shall have accepted such appointment within thirty (30) days after Administrative Agent’s giving notice of resignation, then Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender or Collateral Trustee, if a Lender or Collateral Trustee is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity, expense reimbursement or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Section 12.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, as long as K2 HealthVentures LLC is a Lender pursuant to this Agreement, K2 HealthVentures LLC shall not resign as Administrative Agent unless a successor Administrative Agent is appointed concurrently with such resignation, which successor Administrative Agent shall have the wherewithal to perform, and shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent under this Agreement and the other Loan Documents.
(i)In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, with the prior written consent of Administrative Agent, each Lender and each holder of any Obligation is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party or any Subsidiary of a Loan Party (regardless of whether such balances are then due to such Loan Party or such Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party or any Subsidiary of a Loan Party against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Obligation exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares and in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (i) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (ii) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
(j)Nothing in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Administrative Agent advances funds to Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.
(k)If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrowers and such related payment is not received thereby, then Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.
(l)If Administrative Agent determines at any time that any amount received thereby under this Agreement shall be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.
(m)Administrative Agent will use reasonable efforts to provide Lenders with any written notice of Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Loan Party; provided, however, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
(n)Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Administrative Agent that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent at the request of Required Lenders.
13.GUARANTY
13.1Guaranty. Each Guarantor who has executed this Agreement as of the date hereof, together with each Loan Party who accedes to this Agreement as a Guarantor under this Agreement after the Closing Date pursuant to Section 6.11 hereby, jointly and severally, unconditionally and irrevocably, guarantees the prompt and complete payment and performance by Borrowers and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:
(a)each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any exercise or enforcement of any remedy of any Secured Party or that any Secured Party may have against a Borrower, or any other Guarantor or other Person liable in respect of the Obligations, or all or any portion of the Collateral;
(b)Administrative Agent, on behalf of Lenders, may enforce this guaranty notwithstanding the existence of any dispute between any Secured Party and any Loan Party with respect to the existence of any Event of Default; and
(c)notwithstanding anything in this Article 13 to the contrary, Collateral Trustee shall be the only party with the right to enforce any of the Collateral or take other security.
13.2Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal, state provincial or territorial laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 13.5).
13.3Termination. The guaranty pursuant to this Section 13 shall remain in full force and effect until the Termination Date.
13.4Unconditional Nature of Guaranty. No payment made by a Borrower, Guarantor, any other guarantor or any other Person or received or collected by any Secured Party from a Borrower, Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date.
13.5Right of Contribution
(a)If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 13.6. The provisions of this Section 13.5 shall in no respect limit the obligations and liabilities of any Guarantor pursuant to the Loan Documents, and each Guarantor shall remain liable for the full amount guaranteed by such Guarantor hereunder.
(b)Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against any Loan Party or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Loan Party in respect of payments made by such Guarantor hereunder, in each case, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the ratable benefit of Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to Administrative Agent, if required), to be applied to the Obligations, irrespective of the occurrence or the continuance of any Event of Default.
13.6Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee pursuant to this Section 13 or any property subject thereto.
13.7Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consent. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guaranty contained in this Section 13 or acceptance of this guaranty. The Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between Borrowers, Guarantors and any Secured Party shall be conclusively presumed to have been had or consummated in reliance upon this guaranty. Each Guarantor further waives:
(a)diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to the Obligations;
(b)the defense of the statute of limitations in any action hereunder or for the collection or performance of the Obligations;
(c)any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;
(d)any defense based upon errors or omissions by any Secured Party in the administration of the Obligations;
(e)any rights to set-offs and counterclaims;
(f)any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Obligations for reimbursement; and
(g)without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.
Each Guarantor understands and agrees that the guarantee contained in this Section 13 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by any Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Secured Party, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of such Guarantor under this guaranty, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to any Loan Party or any other Person, (v) any amalgamation, merger, acquisition, consolidation or change in structure of any Loan Party or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Equity Interests of any Loan Party or any other Person, (vi) any assignment or other transfer, in whole or in part, of Secured Parties’ interests in and rights under this Agreement or the other Loan Documents, including the right to receive payment of the Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (vii) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Obligations, and (viii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Obligations or any other indebtedness, obligations or liabilities of any Guarantor to Secured Parties. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Secured Parties may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Loan Party or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto. Any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Loan Party or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Loan Party or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
13.8Modifications of Obligations. Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (a) the principal amount of the Obligations may be increased or decreased and additional indebtedness or obligations of a Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for a Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the applicable Secured Party may deem proper; (d) in addition to the Collateral, Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) Secured Parties may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Obligations from any Person or to realize upon the Collateral, and (f) Secured Parties may request and accept other guaranties of the Obligations and any other indebtedness, obligations or liabilities of a Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the applicable Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.
13.9Reinstatement. The guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
13.10No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except in writing in accordance with Section 12.8), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which any Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

13.11Enforcement Expenses; Indemnification. Each Guarantor agrees to pay or reimburse Secured Parties for all its costs and expenses incurred in collecting against such Guarantor under this guaranty or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel; provided that no Guarantor shall be liable for indemnification of any expenses under this Section 13.11 to the extent such expenses arise as a result of (i) the acting in gross negligence or willful misconduct of a Secured Party as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any claims and/or losses with respect to any actions among Secured Parties (other than any claim against the Collateral Trustee in its capacity as such).
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[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:
WEREWOLF THERAPEUTICS, INC. By: /s/ Timothy W. Trost . Name: Timothy W. Trost Title: Chief Financial Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

COLLATERAL TRUSTEE: ANKURA TRUST COMPANY, LLC By: /s/ Beth Micena . Name: Beth Micena Title: Managing Director

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

ADMINISTRATIVE AGENT: K2 HEALTHVENTURES LLC By: /s/ Anup Arora . Name: Anup Arora Title: Managing Director and Chief Investment Officer
LENDER: K2 HEALTHVENTURES LLC By: /s/ Anup Arora . Name: Anup Arora Title: Managing Director and Chief Investment Officer